EXHIBIT 10.12

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

SECOND LICENSE AMENDMENT AND CONSENT TO TERMINATION

This Amendment and Agreement (“Amendment”), dated April 14, 2014 (the “Effective Date”), is made by and among Marina Biotech, Inc., a Delaware corporation with a place of business at 7 Times Square, 40th Floor, New York, NY 10028, Attention: Stephen M. Goodman (“Marina”), ProNAi Therapeutics, Inc., a Delaware corporation, with a corporate address of 46701 Commerce Center Drive, Plymouth, MI 48107 (“ProNAi”).

BACKGROUND

Novosom AG (“AG”), a German corporation, developed and filed patents covering a certain drug delivery technology known as the SMARTICLES® technology. On May 9, 2005, AG and ProNAi entered into a certain Formulation Feasibility Agreement (the “Formulation Agreement”), pursuant to which AG (defined as the “Delivery Partner” in the Formulation Agreement) and ProNAi agreed to develop a formulation of (1) the oligonucleortide-based compounds known as PNT100 and any derivatives thereof, together with (2) a SMARTICLES® liposomal delivery formulation (together with any derivatives thereof). The Formulation Agreement defined the intellectual property arising thereunder and specified ownership of such intellectual property.

On March 5, 2007, AG and ProNAi entered into an Exclusive License Agreement, amended by the parties on May 16, 2007 (as amended, the “AG License”). As more specifically set forth in the AG License, AG granted ProNAi an exclusive license to exploit certain Licensed Technology (as defined in the AG License) to make, use and sell “Licensed Products” (referred to in this Agreement as the “AG License Products” and defined in Section 5 below).

The Licensed Technology (as defined in the AG License) consisted of certain patents listed on Schedule 1 to the AG License (the “AG License Patents”), AG’s interest in any Joint Patent Rights (as defined in the AG License), and certain other technology owned or controlled by AG specific to the Licensed Vehicle. The “Joint Patent Rights” (as defined in the AG License) include the patents and patent applications relating to inventions jointly created by employees or agents of both AG and ProNAi “under the Formulation Agreement prior to the Effective Date [of the AG License].”

Under Section 2.6 of the AG License, for consideration, ProNAi granted back to AG an exclusive, worldwide, fully-paid, royalty-free license (the “Grant-Back License”) to use and practice all Joint Intellectual Property (as defined in the AG License) and other ProNAi Intellectual Property that relates to ProNAi’s specific formulations of the SMARTICLES® technology in order to develop, make, use and sell products outside the field of DNAi human therapeutics. The only Joint Intellectual Property contemplated at the time the AG License was executed consisted of the inventions disclosed in provisional patent applications [***], filed [***], and [***], filed [***]. These two provisionals were the priority basis for [***], filed on [***], publication number [***] (the “’[***] Filing”)

*Confidential Treatment Requested.

Marina, AG and Steffen Panzner, Ph.D. (“Panzner”) entered into an Asset Purchase Agreement, dated as of July 27, 2010 (the “Purchase Agreement”), pursuant to which Marina acquired certain Acquired Assets (as defined in the Purchase Agreement), including all patents of AG relating to the SMARTICLES® technology (including its joint ownership rights in the ’[***] Filing) as well as certain Acquired Contracts, among which was the AG License. As stated in Section 2.01(d) of the Purchase Agreement, AG assigned to Marina “the [AG License] and all of the Seller’s rights under the [AG License]”. As a result of the closing under the Purchase Agreement, AG ceased to be a party to the AG License and Marina acquired all rights to the SMARTICLES® technology, subject to ProNAi’s exclusive rights in the field of DNAi human therapeutics under the AG License, but including AG’s rights under the Grant-Back License to develop and commercialize products under the ’[***] Filing for human therapeutic use outside the field of DNAi human therapeutics.

As consideration for the assignment of the AG License and ProNAi’s consent to the assignment, Marina agreed that AG retained the right to receive any and all payments that become due from ProNAi under the terms of the AG License with respect to Licensed Products (as defined in the AG License) and the right to approve any reduction of those payments (the “Payment Rights”). ProNAi countersigned a letter dated August 19, 2010, from Marina confirming that the assignment of the AG License complied with the terms thereof and acknowledging that, as of July 27, 2010, all other rights and obligations (except for the Payment Rights) under the AG License are by and between ProNAi and Marina.

On March 13, 2012, Marina and ProNAi entered into a separate Exclusive License Agreement (the “Marina License”), pursuant to which Marina granted to ProNAi an exclusive, royalty-bearing license to research, make, use and sell pharmaceutical compositions that contain (i) any DNAi oligonucleotide that is owned or controlled by ProNAi for use in the field of DNAi therapeutics in humans and (ii) Marina Technology which targets a gene target. Marina Technology is defined as “a single formulation of Marina’s proprietary SMARTICLES® liposomal delivery technology for each Licensed Product, as designated by ProNAi in writing…”

AG was transformed into Novosom Verwaltungs GmbH (“Verwaltungs”) on March 25, 2011.

The parties wish to modify the terms of ProNAi’s payment obligations under the AG License in connection with Novosom’s Payment Rights, to transfer those obligations from the AG License to the Marina License, and to terminate the AG License, all with Verwaltungs’ approval.

In furtherance of the foregoing, ProNAi and Verwaltungs have executed a License Payment Agreement in the form annexed hereto as Schedule 1 (the “License Payment Agreement”) which has been acknowledged by Marina and which contains Verwaltungs’ agreement to the modification of ProNAi’s payment obligations under the AG License in connection with Novosom’s Payment Rights, the transfer those obligations from the AG License to the Marina License and the termination of the AG License.

*Confidential Treatment Requested.

The parties believe it is in their respective best interests to amend the Marina License and to terminate the AG License as set forth in this Amendment, which shall serve as the Second Amendment to the Marina License and a Consent to Termination of the AG License.

NOW, THEREFORE, based upon the premises set forth above and the mutual covenants set forth herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	ProNAi acknowledges and agrees that the document denominated Second Amendment to Exclusive License Agreement, dated as of May 1, 2013 between Verwaltungs and ProNAi and the document denominated Third Amendment to Exclusive License Agreement, dated as of March 21, 2014 between Verwaltungs and ProNAi are void ab initio, of no force or effect and unenforceable.

2.	Based on the memorandum of April 4, 2014 from Dr. Jan Seelinger, Marina acknowledges the transformation of AG into Verwaltungs.

3.	The parties acknowledge and agree that the inventions disclosed in the ’[***] Filing were jointly created, made or reduced to practice by employees or agents of both AG and ProNAi under the Formulation Agreement prior to the Effective Date of the AG License and constitute “Joint Intellectual Property” under the AG License.

4.	There shall be added a new Section 1.2A to the Marina License which shall read as follows:

1.2A “AG License” means a certain Exclusive License Agreement, dated March 5, 2007, by and between Novosom AG and ProNAi, as amended by the parties on May 16, 2007.

5.	There shall be added a new Section 1.2A to the Marina License which shall read as follows:

1.2B “AG License Product” shall mean, for purposes of Article 5 of this Agreement, a Licensed Product that targets the non-translated regions of the bcl-2 gene locus or that targets a replacement target substituted for the bcl-2 gene locus upon ProNAi’s exercise of the Substitution Right. “Substitution Right” shall mean ProNAi’s right to make one (1) substitution of the Primary Target for the AG License Product with another Available Target (including any Secondary Target, to the extent it is an Available Target) (as all such terms are defined in the License Agreement), upon approval by Marina, which approval shall not be unreasonably withheld. For clarity, ProNAi may only commercialize one AG License Product targeting a single target.

6.	The definition of “Licensed Product” under Section 1.27 of the Marina License is hereby amended to read in its entirety as follows:

1.27 “Licensed Product” means a pharmaceutical composition (including any improvements, enhancements or modifications to such composition) developed or sold by ProNAi (or its Affiliate or Sublicensee) that contains a ProNAi Compound and Marina Technology which targets a gene target, provided, however, that, solely for purposes of interpreting ProNAi’s Substitution Right and its payment obligations with respect to the

*Confidential Treatment Requested.

AG License Product under Sections 5.4(b) and 5.11 of the Marina License as revised by this Agreement, capitalized terms used in Sections 5.4(b) and 5.11 shall have the definitions set forth in the AG License, which definitions are incorporated herein solely for such purpose. Such definitions shall survive the termination of the License Agreement.

7.	There shall be added a new Section 1.37A to the Marina License which shall read as follows:

1.37A “ProNAi Intellectual Property” means (i) any and all derivatives, modifications or improvements of or to PNT100, including, without limitation, any sequence related to PNT100, (ii) all DNAi oligonucleotides (including, without limitation, the PNT100 oligonucleotide molecule) owned, controlled, developed or licensed by ProNAi, (iii) any and all derivatives, modifications or improvements of or to such oligonucleotides, (iv) any and all intellectual property invented, made or reduced to practice solely by ProNAi, its employees or agents under a certain Formulation Feasibility Agreement, dated May 9, 2005, between Novosom AG and ProNAi, during the term of the AG License or during the Term of this Agreement and (v) any and all inventions, developments, improvements, enhancements or modifications, whether or not patentable, that are conceived or developed or reduced to practice by ProNAi arising out of or in connection with ProNAi’s performance under the AG License or this Agreement.

8.	Section 2.1 of the Marina License is hereby amended to renumber the existing text as paragraph “(a)” and to add a new paragraph (b) which shall read in its entirety as follows:

(b) For good and valuable consideration previously received, receipt of which is hereby acknowledged, ProNAi hereby confirms that Marina is the successor to the rights of Novosom AG under Section 2.6 of the AG License and grants directly to Marina an exclusive, worldwide, fully-paid, royalty-free license to use and practice the the inventions disclosed in [***], filed on December 1, 2006, publication number [***] (the “’[***] Filing”) and ProNAi Intellectual Property that relates to Marina’s proprietary SMARTICLES® technology in connection with the research, development, manufacture, promotion, use, import and sale of products for human therapeutic use outside the Field of Use. Marina shall have the right to sublicense such rights to customers of such products in connection with the sale and use of such products, and to collaborators of Marina assisting in developing such products for human therapeutics use outside the Field of Use. Notwithstanding the foregoing, the license granted to Marina pursuant to this Section 2.1(b) does not provide Marina with any right to the ProNAi Compounds or any derivatives, modifications or improvements of or to ProNAi Compounds or the right to practice in the Field of Use. Without the prior written consent of Marina, ProNAi agrees that it will not prosecute any claims currently proposed in the ’[***] Filing and any case derived therefrom that do not relate to DNAi.

*Confidential Treatment Requested.

9.	The first sentence of paragraph (a) of Section 5.3 (Milestone Payments) of the Marina License is hereby amended to read in its entirety as follows:

(a) Except as otherwise provided in Sections 5.4(b) and 5.11 which shall exclusively govern ProNAi’s payment obligations for the AG License Product, in part consideration of the license rights granted by Marina under this Agreement, ProNAi shall pay to Marina a non-refundable, non-creditable milestone payment upon first achievement by ProNAi, its Affiliate or Sublicensee of the applicable milestone event set forth in the table below, such payments to be in the listed amounts for the applicable milestone event: ….

10.	Section 5.3 (Milestones) of the Marina License is hereby amended to renumber paragraph (b) as paragraph (d), to insert the following new paragraphs (b) and (c), and to amend renumbered paragraph (d) as follows:

(b) In the event that within thirty (30) days of the date of this Agreement, ProNAi fulfills the requirements for a fully paid-up license set forth in paragraph (d) of Section 5.11 and makes the Initial Cash Payment to Verwaltungs as set forth therein, then ProNAi shall pay to Verwaltungs a milestone payment of Three Million United States Dollars ($3,000,000) in cash following Regulatory Authority Approval of the AG License Product.

(c) In the event that ProNAi exercises the Substitution Right, ProNAi shall pay to Marina a non-refundable, non-creditable payment of Three Million Dollars ($3,000,000) (the “Substitution Payment”).

(d) ProNAi shall promptly notify Marina of the achievement of any Milestone Event for each Licensed Product or the intent to exercise the Substitution Right. All Milestone Payments under subsection (a) above and the Substitution Payment under subsection (b) above are non-refundable and non-creditable, and shall be due within sixty (60) days of achievement of the applicable Milestone Event or Marina’s approval of the exercise of the Substitution Right.

11.	Section 5.4 (Royalties) of the Marina License is hereby amended to read in its entirety as follows:

5.4 Royalties. (a) Except as provided in paragraph (b) of this Section 5.4, in part consideration of the license rights granted by Marina under this Agreement, ProNAi shall pay royalties to Marina on Net Sales by ProNAi or any of its Affiliates or Sublicensees of Licensed Products during the Royalty Term for sales of License Products in country(ies) where such sale would infringe, absent the license granted in Section 2.1, a Valid Claim of an issued Licensed Patent. ProNAi shall pay to Marina royalties equal to [***]% of the Net Sales revenue recognized by ProNAi or any of its Affiliates or Sublicensees from such sales.

(b) Notwithstanding the provisions of paragraph (a) of this Section 5.4, unless ProNAi fulfills the requirements for a fully paid-up license set forth in paragraph (d) of Section 5.11 and makes the Initial Cash Payment to Verwaltungs (as defined in said Section 5.11) as set forth therein, ProNAi shall pay royalties with respect to the AG License Product in accordance with the following:

*Confidential Treatment Requested.

(i) ProNAi shall pay to Verwaltungs a royalty of [***] of Net Sales of ProNAi or any of its sublicensees in respect of such Net Sales of the AG License Product (“Royalty Rate”). To the extent that a sublicense royalty received by ProNAi exceeds [***] of the sublicensee’s Net Sales for the AG License Product, the Royalty Rate shall increase by [***] for every full percentage point in excess of such [***] level. Royalties shall be payable on a country-by-country and AG License Product-by-AG License Product basis until the expiration in such country of the last to expire Valid Claim and all supplementary protection certificates based on a Valid Claim relating to the AG License Product (each an “SPC”). On a jurisdiction-by-jurisdiction basis, for all periods during which there is no Valid Claim or SPC in a particular jurisdiction, the Royalty Rate shall be reduced to [***] for the use of Licensed Know-How until the earlier of (i) the three (3) year anniversary of the date of the last to expire of all Valid Claims and SPC’s in such jurisdiction or (ii) the date upon which a third party legally introduces a generic version of the AG License Product in such jurisdiction.

In the event that any AG License Product is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then “Net Sales,” for purposes of determining royalty payments on the combination during the royalty payment period in question shall be calculated as follows:

By multiplying the Net Sales of the combined product by the fraction A/{A+B), where A is the list price of such AG License Product as sold separately, and B is the list price of the other active ingredients or components as sold separately.

In the event that there are no separate sales of such AG License Product or the active ingredients or components in such combination product, Net Sales shall instead be calculated by multiplying them by the formula in the foregoing clause (i), but where A is the commercial value of such AG License Product if sold separately and B is the commercial value of the other active ingredients or components if sold separately, with each such value determined using criteria and a commercial value mutually agreed upon in writing by Verwaltungs and ProNAi.

(ii) The royalty payments due under this Section 5.4(b) shall be paid to Verwaltungs by ProNAi within sixty (60) days after the end of each calendar quarter in which such Net Sales are made and royalties are owed hereunder. Each such payment shall be accompanied by a report (with a copy to Marina) showing the Net Sales of each AG License Product sold by ProNAi, or an Affiliate or sublicensee of ProNAi, in each country, the applicable royalty rate for such AG License Product, and a calculation of the amount of royalty.

(iii) ProNAi shall not be obligated to pay multiple royalties on Net Sales of a AG License Product, even if a AG License Product is covered by more than one Valid Claim.

(iv) If ProNAi, in its reasonable judgment, is required to obtain a license from any third party that is not an Affiliate of ProNAi under any patent in order to practice the Licensed Technology, and if ProNAi is required to pay a royalty under such license calculated on sales of such AG License Product in any country, and the infringement of such patent cannot reasonably be avoided by ProNAi, or if ProNAi is

*Confidential Treatment Requested.

required by a court of competent jurisdiction to pay such a royalty, then ProNAi’s obligation to pay royalties to Verwaltungs with respect to such AG License Product shall be reduced by [***] of the amount of the royalty paid to such third party with respect to such AG License Product; provided however, that the royalties payable to Verwaltungs shall not be reduced in any such event below [***] of the applicable amount set forth in Section 5.4(b)(i) above. Prior to ProNAi exercising its reasonable judgment under this subparagraph (iv), ProNAi shall provide Verwaltungs and Marina with written notice of a potential need to obtain any license from third parties.

(v) ProNAi may withhold from payments due to Verwaltungs amounts for payment of any withholding tax that it is required by law to pay to any taxing authority with respect to such payment amounts due to Verwaltungs; provided, however, that in regard to any such tax withholding, ProNAi shall give Verwaltungs such documents and provide any other cooperation or assistance on a reasonable basis as may be necessary to enable Verwaltungs to claim exemption therefrom to receive a full refund of such withholding tax or claim a foreign tax credit and shall, upon Verwaltungs’ request, give proper evidence from time to time as to the payment of such tax.

(vi) Translation of sales recorded in local currencies to ProNAi’s or sublicensee’s global currency will be performed in a manner consistent with ProNAi or sublicensee’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, and which uses a widely accepted source of published exchange rates. Royalties will be calculated and paid in Euros, using the rate of conversion from applicable global currency to Euros published in The Wall Street Journal (U.S.) two business days before the due date; provided, however, that for purposes of converting ProNAi’s cash payment obligations upon achievement of milestones with respect to the AG License Product as contemplated by Section 5.11 below, any such milestone payment in Euros shall be adjusted so that the rate of conversion of U.S. Dollars to Euros is not more than two percent (2%) greater or less than such rate of conversion as published in The Wall Street Journal (U.S.) as of the Effective Date.

(vii) All royalty and milestone payments not paid within the time period set forth in this Section 5.4(b) shall bear interest at a rate of one percent (1%) per month from the due date until paid in full; provided that, in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty or milestone payment when made shall be accompanied by all interest so accrued.

(c) If within thirty (30) days of the date of this Agreement ProNAi fulfills the requirements for a fully paid-up license set forth in paragraph (d) of Section 5.11 and makes the Initial Cash Payment to Verwaltungs as set forth therein, then in lieu of the payment obligations set forth in paragraph (b),

(i) ProNAi shall pay to Verwaltungs a royalty of [***] of Net Sales of ProNAi or any of its sublicensees in respect of such Net Sales of the AG License Product (the “Fully Paid-up Royalty Rate”). To the extent that a sublicense royalty received by ProNAi exceeds [***] of the sublicensee’s Net Sales of the AG License Product, the Fully Paid-up Royalty Rate shall increase by [***] for every full percentage point in

*Confidential Treatment Requested.

excess of such [***] level. Royalties shall be payable on a country-by-country and AG License Product-by-AG License Product basis until the expiration in such country of the last to expire Valid Claim and all SPCs. On a jurisdiction-by-jurisdiction basis, for all periods during which there is no Valid Claim or SPC in a particular jurisdiction, the Royally Rate shall be reduced to [***]% for the use of Licensed Know-how until the earlier of (i) the three (3) year anniversary of the date of the last to expire of all Valid Claims and SPCs in such jurisdiction or (ii) the date upon which a third party legally introduces a generic version of the AG License Product in such jurisdiction; and

(ii) except as expressly set forth in this paragraph (c), all financial obligations of ProNAi set forth in this Agreement are terminated as of the Fully Paid-Up Effective Time (as defined in Section 5.11(d)).

(d) If ProNAi exercises the Substitution Right, then in addition to royalties payable to Verwaltungs under this Section 5.4, ProNAi shall pay to Marina a royalty of [***] of Net Sales of ProNAi or any of its sublicensees in respect of such Net Sales of the AG License Product.

12.	Article 5 of the Marina License is hereby amended to add Section 5.11, which shall read in its entirety as follows:

5.11	Special Payment Provisions for the AG License Product.

(a) Marina hereby directs ProNAi to pay to Novosom Verwaltungs GmbH, a German corporation with a corporate address of Weinbergweg 23, 06120, Halle, Germany (“Verwaltungs”) all amounts which become payable to Marina under this Section 5.11 with respect to the AG License Product. Such payments shall be made to Verwaltungs by ProNAi as directed by Verwaltungs. Marina shall not (i) terminate ProNAi rights with respect to the AG License Product, nor (ii) amend any provision of this Agreement as it pertains to the AG License Product in any manner that would reduce, or would be likely to reduce, payments due to Verwaltungs under this Section 5.11 without Verwaltung’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Any payment to be made by ProNAi to Verwaltungs under this Section 5.11 through the issuance of stock of ProNAi may be made, at ProNAi’s option, in either stock, cash or a combination of both, as determined by ProNAi in its sole discretion as long as the total amount to be paid to Verwaltungs remains unaffected.

(c) Marina and ProNAi agree that, unless ProNAi fulfills the requirements for a fully paid-up license set forth in pragraph (d) of this Section 5.11 and makes the Initial Cash Payment to Verwaltungs as set forth therein, ProNAi shall make the payments with respect to the AG License Product set forth in this Section 5.11(c).

(i) Within thirty (30) calendar days following ProNAi’s achievement of each of the milestones set forth in Appendix C attached to this Agreement with respect to each AG License Product, ProNAi shall pay or issue to Verwaltungs the corresponding consideration set forth in said Appendix C. In the event that a milestone is met without all prior milestones being met, all unmet prior milestones shall be deemed met simultaneously with such milestone.

*Confidential Treatment Requested.

(ii) Notwithstanding the foregoing, Marina and ProNAi agree that the Milestone “Completion of the first Phase I Clinical Trial” specified in Schedule 2 has been fulfilled and the milestone payment (the “First Milestone Payment”) was made to Verwaltungs through the issuance of 2,108,870 shares of ProNAi’s common stock on May 1, 2013, and is not subject to further adjustment.

(d) In the event that ProNAi closes a financing, in the minimum amount of Thirty-Five Million United States Dollars ($35,000,000) (the “Financing”) within thirty (30) days of the date of this Agreement, (a) within two (2) business days of ProNAi closing on the Financing, ProNAi shall pay Verwaltungs Eleven Million United States Dollars ($11,000,000) in cash (the “Initial Cash Payment”) and (b) within thirty (30) days following Regulatory Authority Approval of the AG License Product, ProNAi shall pay Verwaltungs a milestone payment as set forth above in Section 5.3(b). Upon Verwaltungs’ receipt of the Initial Cash Payment (the “Fully Paid-Up Effective Time”), the license set forth in this Agreement as it pertains to the AG License Product shall become fully paid-up (other than the milestone payment set forth in paragraph (b) of Section 5.3 and the royalty payments set forth in paragraph (c) of this Section 5.11). In the event a Financing does not close within thirty (30) days of the date of this Agreement, this paragraph (d) shall be null and void.

(e) The foregoing provisions of Section 5.11 shall not diminish, replace or otherwise modify ProNAi’s obligations to make milestone payments as specified in this Agreement with respect to any other Licensed Product that is not a AG License Product. For the avoidance of doubt, this means that the payment of milestones under this Section 5.11 shall not relieve ProNAi of its obligation to pay the milestones specified in Section 5.3 upon first achievement thereof for a Licensed Product other than a AG License Product.

13.	There shall be added to the Marina License a new Appendix C, in the form annexed to this Amendment as Schedule 2, specifying the milestones and payments for the AG License Product only.

14.	Pursuant to Section 10.2(c) of the AG License, Marina (as successor to AG) and ProNAi are required to “in good faith negotiate a commercially reasonable split of the cost of the filing, prosecution and maintenance of the Joint Patent Rights.” Pursuant thereto, Marina agrees to credit ProNAi for Two Hundred Fifty Thousand Dollars ($250,000) of the patent costs incurred prior to the date hereof with respect to the AG License Product against the first milestone payment payable to Marina on any non-AG License Product pursuant to Section 5.3. (For clarity, such credit may not be applied against the Substitution Payment, which relates to an AG License Product.) Effective with the execution of this Amendment and the termination of the AG License, ProNAi will bear all patent costs as specified in Section 6.3(b) of the Marina License.

15.	In consideration of the execution by ProNAi and Verwaltungs of the License Payment Agreement, and notwithstanding the last sentence of Section 12.1 of the Marina License, ProNAi and Marina hereby terminate the AG License, effective upon execution and delivery of this Amendment by the parties. ProNAi and Marina agree that, from and after the date hereof, all of their respective rights and obligations with respect to SMARTICLES® technology (including ProNAi’s rights and obligations with respect to the AG License Product and specifically ProNAi’s obligation to make payments to Verwaltungs with respect to the AG License Product) shall be governed solely by the terms of the Marina License, as amended by this Amendment, except that, solely for purposes of interpreting ProNAi’s payment obligations with respect to the AG License Product under Sections 5.4(b) and 5.11 of the Marina License as revised by this Agreement, capitalized terms used in Sections 5.4(b) and 5.11 shall have the definitions set forth in the AG License, which definitions are incorporated herein solely for such purpose. Such definitions shall survive the termination of the License Agreement. Any future amendment or modification of such payment obligations shall require a further amendment of the Marina License in accordance therewith.

16.	PUBLICITY. Each of the parties hereby agrees to treat the existence and material terms of this Amendment as Confidential Information which may be disclosed only in accordance with the provisions of Article 9 of the Marina License, as if this Amendment were the Marina License for purposes of said Article 9.

17.	CONSTRUCTION. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Marina License. The terms of this Amendment amend and modify the Marina License as if fully set forth therein. If there is any conflict between the terms, conditions and obligations of this Amendment and the Marina License, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Marina License not specifically modified by this Amendment are preserved.

18.	COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

19.	FACSIMILE SIGNATURE. This Amendment may be executed by facsimile or .pdf signature.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MARINA BIOTECH, INC.		PRONAI THERAPEUTICS, INC.

By:	/s/ J. Michael French	By:	/s/ Mina Sooch
	Name: J. Michael French		Name: Mina Sooch
	Title: President & CEO		Title: CEO + President

SCHEDULE 1

EXECUTED LICENSE PAYMENT AGREEMENT

SCHEDULE 2

APPENDIX C

AG LICENSE PRODUCT MILESTONE PAYMENTS

FIRST AND SECOND ONCOLOGY INDICATIONS

MILESTONE	CASH PAYMENT	EQUITY PAYMENT

Completion of the first Phase 1 Clinical Trial	None	One Million Euros (€1,000,000) in the form of Licensee’s common stock priced for this purpose at the same price as the equity sold by the Company in its then most recent financing or if such a financing has not taken place within one year prior to the date of the milestone, such other method negotiated in good faith to determine fair market value. In each instance customary registrations rights will be provided.

Completion of the first Phase II Clinical Trial	One Million Fifty Thousand Euros (€1,050,000)	One Million Nine Hundred and Fifty Thousand Euros (€1,950,000) in the form of Licensee’s common stock priced in the same manner as the first milestone.

Commencement of the first Phase III	Five Million Euros (€5.000.000)	None

Completion of the first Phase III	Five Million Euros (€5,000,000)	None

Regulatory Authority Approval	Seven Million Five Hundred	None

INDICATION	PERCETAGE OF THE ABOVE MILESTONE PAYMENTS PAYABLE TO LICENSOR

NDA Submission of supplemental NDA (or relevant foreign equivalent) for 3rd and 4tH indication	[***]

NDA Submission of supplemental NDA (or relevant foreign equivalent) for 5th and 6th indication	[***]

NDA Submission of supplemental NDA (or relevant foreign equivalent) for T11, and each subsequent indication	[***]

*Confidential Treatment Requested.